Pricing Supplement No. 52 dated November 4, 2005 (To Prospectus dated April 5, 2005 and Prospectus Supplement dated April 12, 2005)	Rule 424(b)(2) File No. 333-117775 CUSIP #: 46627B CA7

JPMORGAN CHASE & CO.
[ ]	JPMorgan Chase Senior Notes, Series D Due Nine Months of More from Date of Issue
[ X ]	JPMorgan Chase Subordinated Notes, Series B Due Nine Months or More from Date of Issue

Aggregate Principal Amount: Price to Public: Agent's Commission*: Proceeds to Company:	$ 208,000.00 100.00% 2.625% $ 202,540.00

*J.P. Morgan Securities Inc., acting as lead agent for the agents listed below, was paid a portion of the agent's commission, equal to .125%.
Agents	Aggregate Principal Amount To be Purchased
Edward D. Jones & Co., L.P. Merrill Lynch & Co.	$ 68,000 140,000
Original Issue Date:	November 9, 2005
Stated Maturity:	November 15, 2030

Form:  [ X ]   Book-entry   [   ]  Certificated

Currency:  U.S. Dollars
[ X ] Fixed Rate Note:	5.90%
Interest will be computed on the basis of:	[ ] the actual number of days elapsed in a year of 360 days [ X ] a 360-day year of twelve 30-day months [ ] Other
[ ] Floating Rate Note:	[ ] CD [ ] Treasury Rate	[ ]Commercial Paper Rate [ ] Prime Rate	[ ] Federal Funds Rate [ ] CMT	[ ] LIBOR
The interest factor for each day will be computed by dividing the interest rate in effect on that day by:	[ ] the actual number of days elapsed in a year [ ] 360 [ ] Other

Index Maturity: N/A
Annual Interest Rate: N/A Frequency of Changes in Interest Rate:	[ ] Daily [ ] Quarterly	[ ] Weekly [ ] Semi-Annually	[ ] Monthly [ ] Annually

Interest Payment Dates: Semi-annually on May 15 and November 15 or next good business day, via following unadjusted business day convention, commencing May 15, 2006.

Interest Determination Dates: N/A

Interest Reset Dates:   N/A

Spread (+/-):   N/A

Multiplier:  N/A

Maximum Interest Rate:  N/A

Minimum Interest Rate:  N/A

Survivor's Option: (Yes/No) No - Not applicable for Subordinated Notes

Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes

The Notes may be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co. in whole but not in part at a price equal to 100% of the principal amount being redeemed, beginning November 15, 2010, and on each semi-annual interest payment date thereafter. Notice of redemption will be given not less than 30 nor more than 60 calendar days prior to the redemption date.

Other Terms:

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.